Exhibit 10.1

THE SECURITIES DESCRIBED HEREIN, INCLUDING THE (1) SECUIRITES ISSUABLE UPON CONVERSION OF THE PROMISSORY NOTES, OR (2) SECURITIES UNDERLYING THE WARRANTS, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED, EXCHANGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”), dated as of this ___ day of _______ (the “Effective Date”), is entered into by and between Save Foods, Inc., a Delaware corporation (the “Company”) and the lenders listed under Schedule A hereto (each a “Lender” and collectively the “Lenders”).

RECITALS

WHEREAS, contemporaneous with the execution of the Agreement, the Company has contemplated the execution of a certain securities purchase agreement (the “Purchase Agreement”), by and between certain investors (the “Investors”) and the Company, pursuant to which such investors have agreed to purchase units consist of both (i) shares of the Company’s common stock, par value US$0.0001 (the “Common Stock”), and (ii) warrants to purchase shares of Common Stock on substantially the same terms as those issued pursuant to the Agreement.

WHEREAS, the Lender have agreed to fund bridge loan in an aggregate amount of US$ ________ (the “Loan Amount”), in consideration for the issuance to the Lender of each of the following, the amount of which shall be equal to each Lender’s respective contribution, as set forth in Schedule A: (i) promissory notes, in the form attached hereto as Exhibit A (each a “Note” and collectively, the “Notes”), and (ii) warrants, in the form attached hereto as Exhibit B (each a “Warrant” and collectively, the “Warrants”) to purchase shares of Common Stock, of which shall be on the same terms as issued to those investors pursuant to the Purchase Agreement, and each of the foregoing on the terms and conditions set forth in this Agreement (the “Financing”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The Loan.

1.1.	The Loan. On the Effective Date, each Lender shall, severally and not jointly with the other Lenders, fund the relevant portion of the Loan Amount in the amount specified opposite such Lender’s name under Schedule A hereto by wire transfer in immediately available funds to one of the accounts specified by the Company on Schedule B hereto. As consideration for the Loan Amount, each Lender shall be entitled to receive the following:

1.1.1.	Notes: Notes payable in US$ (the aggregate amount actually disbursed to the Company by the Lenders pursuant to this Agreement, the “Principal Amount”) with a face value equal to the portion of the Loan Amount specified opposite such Lender’s name under Schedule A hereto; and

1.1.2.	Warrants: Warrants to purchase shares of Common Stock in the amount equal to such Lender’s relevant portion of the Loan Amount to purchase shares of Common Stock divided by $1.2, each with a strike price of US$1.2.

1.2.	Interest. Each Note shall bear interest from the date of its issue at the rate of five percent (5%) per annum, compounded annually (the Principal Amount together with any accrued and unpaid interest, the “Loan Amount”).

1.3.	Repayment. Unless otherwise converted as provided herein, repayment of the Loan Amount shall be made as follows: (i) the Principal Amount shall be repaid in twenty four (24) equal monthly installments, starting on the twenty fifth (25th) month following of the Effective Date, and (ii) the interest accrued on the Loan Amount shall be paid in two (2) bi-annual installments, commencing on the first anniversary of the first payment of the Principle Amount.

1.4.	Repayment at Maturity. If not converted or repaid earlier pursuant to the provisions of the Agreement, the outstanding Loan Amount, plus any accured but unpaid interest, shall be repaid by the Company to the Lenders in cash on the earliest to occur of (i) the third anniversary of the Effective Date or (ii) the consummation of a Deemed Liquidation (as defined in the COI (as defined below) (either of (i) or (ii) the “Maturity Date”).

2.	Conversion of the Loan Amount.

2.1.	Option to Convert. At any time following the 6th monthly anniversary of the issuance of such Note, each Lender may individually and at its sole and absolute discretion convert all or a portion of their respective outstanding Loan Amount as reflected on the books and records of the Company (the “Conversion Amount”) into Company’s Common Stock at the Conversion Price (as defined below), with each date on which such conversion is effected being a “Conversion Date”.

“Conversion Price” US$1.20 per share, subject to any recapitalization, stock split, stock dividend or reverse stock split.

2.2.	Mechanics of Conversion.

2.2.1.	Notice of Conversion. In the event a Lender exercises its conversion right pursuant to Section 2.1 above, it shall notify the Company thereof in writing, providing resonable details, no later than 14 days prior to the designated Conversion Date.

2.2.2.	No Fractional Shares. Conversion of any portion of the Loan Amount into Common Stock shall be calculated based on the aggregate outstanding Loan Amount to be converted. No fractional securities shall be issued to any Lender, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

2.2.3.	Delivery of Notes. Each Lender shall, immedialy prior to any conversion of the Loan Amount, deliver the original of its Note for cancellation (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the relevant Lender agrees to indemnify the Company from any loss incurred by it in connection with the Note); provided, however, that upon any conversion of the Loan Amunt set forth in this Section 2.1, the relevant Notes shall be deemed converted and of no further force and effect, whether or not they are delivered for cancellation as set forth in this Section 2.2.3.

2.2.4.	Issuance. The Company shall, immediately and not later than seven (7) business days following any conversion of the Loan Amount, issue and deliver to the relevant Lenders a stock certificate representing the number of shares of Common Stock to which such Lenders shall be entitled upon conversion of the relevant portion of the Loan Amount.

2.2.5.	Due Issuance. Upon any conversion of the Loan Amount as set out above, the shares of Common Stock to be issued pursuant to such conversion shall be duly authorized, validly issued, fully-paid, non-assessable and free and clear of any pre-emptive rights, pledges, liens, claims, encumbrances or third party rights of any kind, other than as set forth in the Company’s certificate of incorporation as shall then be in effect (the “COI”), and any other agreement to which the Lenders are party governing the subject matter, as shall be in effect from time to time.

3.	Repayment of the Loan upon an Event of Default.

3.1.	Upon the occurrence and during the continuance of any Event of Default, the Lenders whose portion of the Loan Amount exceeds a majority of the aggregate outstanding Loan Amount (the “Majority Lenders”) may, with or without notice to the Company, declare the entire unpaid principal balance of the Notes and any accrued and unpaid interest and reimbursable expenses thereon immediately due and payable, whereupon the Notes and all amounts owing thereunder shall forthwith become due and payable without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by the Company, and each Lender will have all rights and remedies available to it hereunder or under applicable law; provided, however, that upon the occurrence of any Event of Default under subsections (a) and (b) of Section 3.2, all Notes shall, without the taking of any action by any Lender, immediately become due and payable. All such rights and remedies are cumulative and none is exclusive. In the event that the Lenders or any subsequent permitted holders of any Notes shall, in connection with the occurrence of an Event of Default, exercise or endeavor to exercise any of its remedies under a Note, the Company shall pay on demand all reasonable costs and expenses incurred in connection therewith including, without limitation, reasonable attorneys’ fees, and such Lenders may seek judgment for all such amounts in addition to all other sums due hereunder. The Company hereby agrees not to take any action to obstruct, impede, or infringe upon the Lenders’ enforcement of their rights, benefits, and remedies under this Agreement or the Notes and to cooperate fully with any and all actions taken by Lenders pursuant to this Agreement or the Notes or in the exercise of any rights granted to Lenders hereunder and thereunder or under applicable law.

3.2.	For purposes of this Agreement, an “Event of Default” shall mean any of the following: (a) the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; (b) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement, (c) any representation or warranty of the Company made herein or in any agreement executed in connection herewith Note shall have been false or misleading when made in any material respect, which breach, if curable, is not cured within 30 days after the earlier of written notice from the Majority Lenders or actual discovery by the Company, and (d) the Company shall fail to observe and perform any material covenant, condition, or agreement under this Agreement any Note or other agreement or instument executed in connection herewith, which failure, if curable, is not cured within 30 days after the earlier of written notice from the Majority Lenders or actual discovery by the Company, and (e) any other event, occurrence or circumstance which is deemed to be a default under any other agreement or instrument with respect to any other debt owed or incurred by the Company.

3.3.	If any event of repayment under this Section 3 occurs prior to the conversion or repayment of the Loan Amount in accordance with the terms herein, the Majority Lenders may (a) declare an amount equal to the Loan Amount plus interest at a rate of 8% per annum from the date of declaration due and payable and demand immediate payment thereof; and (b) pursue any legal or equitable remedies that are available.

4.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Lenders that the following shall be true as of the date hereof:

4.1.	Organization. The Company is a corporation duly formed, validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into and perform its obligations under this Agreement.

4.2.	Authorization. All corporate action on the part of the Company (including its stockholders) necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement has been taken prior to the date hereof. This Agreement, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms. The shares of Common Stock, when issued and delivered (if any), will be validly issued, fully paid and other than as set forth in (i) the COI, as in effect at the pertinent time, and (ii) any other agreement governing the subject matter, as shall be in effect from time to time, free and clear of any pre-emptive rights, pledges, liens, claims, encumbrances or third party rights of any kind. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is, required that has not been obtained by the Company in connection with the valid execution, delivery and performance of this Agreement, including the issuance of the shares of Common Stock.

4.3.	No Breach. The execution and delivery of this Agreement or compliance by the Company with the terms and provisions hereof, will neither conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of the Company’s COI, or other governing instruments of the Company, nor, to the Company’s knowledge will such execution and delivery of this Agreement or compliance by the Company with the terms and provisions hereof, conflict with or result in a breach or violation of, any of the terms, conditions and provisions of (i) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (ii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iii) applicable law. Such execution, delivery and compliance does not and will not, (a) to the Company’s knowledge give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company or (b) otherwise require the giving of any notice to, making any filing with, or obtaining any authorization, consent, qualification, order or approval from any governmental authority or agency, or any third party, in order to consummate the transactions contemplated by this Agreement.

4.4.	Offering. Subject in part to the truth and accuracy of the representations set forth in this Section 4 of this Agreement, the receipt of the Principal Amount from the Lenders and the sale and issuance of the shares of Common Stock, as contemplated by this Agreement, are exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), , and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.5.	Capitalization. The authorized and issued share capital of the Company on a fully diluted as converted basis is as set forth on Schedule 4.5 hereto (the “Cap Table”), which, for the avoidance of any doubt, shall reflect, as of the date hereof, (i) the number of Notes currently issued pursuant to the Agreement, (ii) the number of shares of Common Stock issued to Investors pursuant to the Purchase Agreement, and (iii) the number of Warrants issued to both the Investors pursuant to the Purchase Agreement and Lenders pursuant to the Agreement. Except as set forth in the Cap Table, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Company to issue (a) any additional capital stock; or (b) any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any capital stock. The Company has obtained valid waivers of any and all rights (preemptive rights, participation rights or other) that any other parties, including shareholders of the Company, have or may have, as of the date hereof, as a result of the consummation of the transactions under this Agreement.

4.6.	No Third Party Rights. The Company’s property and assets are not subject to any pledge, lien, mortgage, encumbrances or other third party rights.

4.7.	Financial Statements. The Company’s recent financial statements, including the Company’s audited consolidated financial statements as of and for the year ended December 31, 2018 and subsequent interim periods thereafter, are available to the public at the website maintained by the U.S. Securities and Exchange Commission (the “Commission”) at www.sec.gov (the “Financial Statements”). The Financial Statements (a) fairly present in all material respects the results of operations, cash flow and financial position of the combined business of the Company and its subsidiaries for the periods covered thereby in accordance with US GAAP and (b) have been prepared in accordance with US GAAP applied on a consistent basis as of the dates and for the periods set forth in the balance sheets included therein and the results of operations for the periods covered thereby. All proper and necessary accounting books and records have been maintained by the Company, are in its possession and contain accurate information in accordance with US GAAP consistently applied relating to all transactions to which the Company has been a party. The Company maintains a standard system of accounting established and administered in accordance with US GAAP, and will continue to maintain such a system. Except as set forth in the Financial Statements, the Company has no known or unknown liabilities, contingent or otherwise, other than (x) liabilities incurred in the ordinary course of business subsequent to the period ended on December 31, 2018, and (y) obligations under contracts and commitments incurred in the ordinary course of business and not required under US GAAP to be reflected in the Financial Statements.

4.8.	Intellectual Property.

4.8.1.	In this section: “Company Intellectual Property” means any of the following in any jurisdiction throughout the world: (i) all patents, patent applications and inventions of any type; (ii) trademarks, trademark applications, service marks, logos, trade names, domain names, corporate names and other product or service designations, together with all the good will associated with any of the foregoing and all registrations and applications for registration in connection therewith; (iii) copyrightable works, tradenames, copyrights, and registrations and applications for registration in connection thereof; and (iv) trade secrets (as such are determined under applicable law), licenses, domain names, mask works, know-how (including inventions (whether patentable or non-patentable, and whether reduced to practice or not)), research and development information, plans, proposals, designs, methods, techniques, processes, computer software programs or applications, technical data, tangible or intangible embodiments of any of the foregoing, or licenses in, to or under any of the foregoing (collectively, “Intellectual Property”), and in any and all such cases as are necessary to or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted

“Encumbrance” means restrictions on or conditions to transfer or assignment, or other liens, mortgages, judgments, pledges, charges, easements, security interests, encumbrances or restrictions of any kind.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

4.8.2.	To the Company’s knowledge, no product or service marketed or sold (or currently proposed to be marketed or sold) by the Company violates or will violate any license, or infringes, misappropriates, breaches or otherwise violates any Intellectual Property rights of any Person. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, Encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. To the Company’s knowledge, no proceedings, claims, or actions have been instituted or are pending against the Company or are threatened, that challenge the right of the Company with respect to the use or ownership of the Company Intellectual Property.

4.8.3.	Each agreement pursuant to which the Company is granted a license to use of the Company Intellectual Property is in full force and effect, and is a legal, valid and binding license to the Company of its respective Company Intellectual Property, and there is no default or breach by the Company, or, to the Company’s knowledge, by any other party, in the timely performance of any material obligations required to be performed thereunder.

4.8.4.	All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of the Company Intellectual Property on behalf of the Company, have executed nondisclosure agreements with the Company and either have been a party to a “work-for-hire” and/or other arrangement or agreements with the Company in accordance with, and as applicable under, applicable law that has accorded the Company full and exclusive ownership of all rights whatsoever in all tangible and intangible property and Company Intellectual Property rights thereby arising or relating thereto. Each employee and consultant has assigned to the Company all Intellectual Property rights he or she owns that are related to the Company’s business as now conducted or as presently proposed to be conducted.

4.8.5.	To the Company’s knowledge, (i) the computer programs and data owned, licensed to or otherwise used by the Company are, have been, and shall continue to be, validly owned, licensed or otherwise used by the Company, and (ii) the use by the Company of such computer programs or data does not violate, has not violated and is not expected to violate any rights of any Person.

4.8.6.	The Company is and has been in compliance in all material respects with all applicable laws relating to the collection, storing, transfer and retrieval of information relating to any person. The Company has not had any data breach, and all databases owned, controlled, held or used by the Company and required to be registered have been properly registered, and the data therein has been used by the Company solely as permitted pursuant to such registration.

4.8.7.	The Company has taken security measures to protect the secrecy, confidentiality and value of all the Company Intellectual Property, which measures are reasonable and customary in the industry in which the Company operates.

4.9.	Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or any investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer or director of the Company; (ii) that questions the validity of this Agreement or the right of the Company to enter hereto, or to consummate the transactions contemplated by this Agreement or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would directly or indirectly affect the Company). There is no action, suit, proceeding, arbitration, complaint, charge or any investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

“Material Adverse Effect” means a materially adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

4.10.	Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its certificate of incorporation or bylaws, as the same may be amended from time to time (ii) of any instrument, injunction, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, con tract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.

4.11.	Tax Return and Payments. The Financial Statements make full provisions for all taxation for which the Company was, or may hereafter become, liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction or distribution which was earned, accrued, received, realized, entered into, paid or made on or before the date hereof. There are no material federal, state, county, local or foreign Taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has accurately prepared and duly and timely filed all federal, state, county, local and foreign tax returns and reports required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company has withheld and paid to the appropriate governmental entity, or is holding for payment not yet due to such governmental entity, all amounts required to be withheld from employees of the Company, including all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

4.12.	Corrupt Practices. Neither the Company nor any of its directors, officers or, to its knowledge, employees have made, directly or indirectly, any payment, promise to pay or gift, or promise to authorize such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act) for the purpose of influencing any official act or decision of such official or inducing him/her to use his/her influence to affect any act or decision of a governmental authority, or (ii) any foreign political party, official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate, or inducing such party, official or candidate to use his/her/its influence to affect any act or decision of a foreign governmental authority; in the case of both (i) and (ii), in order to assist the Company or any of its affiliates to obtain or retain business for, or direct business to, the Company or any of its affiliates. Neither the Company nor any of its directors, officers or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

5.	Representations and Warranties of the Lenders.

Each Lender, severally and not jointly, hereby represents and warrants to the Company as follows:

5.1.	Authorization. That it has all requisite power and authority to execute and deliver this Agreement and other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

5.2.	Accredited Investor. That it is an Accredited Investor (as defined under the Securities Act) and has knowledge and experience in financial and business matters and is capable of assessing the risks and merits involved in its investment in the Company pursuant to the terms of this Agreement. Such Lender has had the opportunity to conduct an independent examination of the Company’s business, financial or legal affairs and condition and is entering this Agreement after conducting the same, or in its own discretion and at its own risk, after electing not to conduct an independent examination. The foregoing shall not limit any of the Company’s representations, covenants or undertakings under this Agreement, and such Lender’s rights to rely thereon.

5.3.	Regulation S. Such Purchaser makes the following representations related to Regulation S under the Securities Act, if appliacble: (i) it is not a “U.S. Person” as that term is defined in Rule 902 of Regulation S under the Securities Act; and received all communications relating to the issuance of the Securities, and executed all documents relating thereto, outside the United States; (ii) is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act, and the Purchaser is acquiring the shares of Common Stock in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act, and (iii) it agrees to resell the Securities only in accordance with the provisions of Regulation S, or pursuant to another available exemption from the registration requirements of the Securities Act, and further agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the Securities Act.

5.4.	That it has entered into this Agreement solely for its own account.

6.	Senior Debt; Additional Agreements.

6.1.	Senior Debt. The Loan Amount shall be senior in right of repayment to all existing and future indebtedness of the Company, excluding the Company’s outstanding debt to Bank Hapoalim in the amount of $US 15,000, as of the date hereof.

6.2.	Restrictions on Shares. The Lenders understand that the shares of Common Stock shall be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold, pledged, assigned or transferred and must be held indefinitely in the absence of (i) an effective registration statement under the Securities Act and applicable state securities laws with respect thereto, or (ii) an opinion of counsel satisfactory to the Company that such registration is not required. The certificates for each of the shares of Common Stock shall bear the following or similar legend (in addition to such other restrictive legends as are required or deemed advisable under any applicable law or any other agreement to which the Company is a party):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

Each Lender consents to the Company making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth and described herein.

6.3.	Removal of Legends. Notwithstanding the foregoing, the legend set forth above shall be removed and the Company shall issue a certificate without such legend, if (i) such shares of Common Stock are registered for resale under the Securities Act, (ii) such shares of Common Stock are sold or transferred pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), (iii) such shares of Common Stock are eligible for sale under Rule 144 with no volume limitations, or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the the Commission).

6.4.	Registration Statement. Following the Effective Date, the Company shall use commercially reasonably efforts to prepare and file with the Commission one registration statement on Form S-1 (or such other form of registration is then available to effect a registration for resale of shares) (the “Registration Statement”), covering the resale of the shares of Common Stock underline the Warrants, and which shall use commercially reasonably efforts to have this Registration Statement effective within a commercially reasonable period of time thereafter.

6.5.	Prepayment Option Upon Future Financing. In the event the Company plans to consummate a financing (whether by issuing equity or debt), other than pursuant to the Purchase Agreement, the Company shall provide prior written notice of ten (10) days to the Lenders of the anticipated occurrence of any financing, upon which each Lender may elect, at its option, to demand the prepayment of the of the Loan Amount, provided that the aggregate prepayment amount shall not exceed 10% of the original issue price of the financing round (allocated pro rate among the Lenders in the event of excess demand).

6.6.	Additional Agreements. For so long as any Loan Amount remains outstanding, or until the conversion thereof in whole, the Company shall not, without the prior written consent of the Majority Lenders, (i) create, incur, assume, or suffer to exist (x) any Indebtedness beyond existing Indebtedness, except for Indebtedness under this Agreement, or debt incurred in the ordinary course of business or (y) any mortgage, pledge or other security interest over all or substantially all of the assets of the Company or over any individual material asset of the Company or (ii) declare or pay a dividend, either in cash or in kind, on any of the Company’s shares or otherwise redeem or repurchase any of its stock or make other payments or distributions to the Company’s shareholders.

“Indebtedness” means, without duplication, all indebtedness, determined in accordance with US GAAP other than trade payables and receivables in the ordinary course of business, including, without duplication, (i) borrowed money (other than intercompany indebtedness), (ii) bonds, debentures, notes or similar instruments, (iii) obligations evidenced by letters of credit, bankers’ acceptances and similar facilities to the extent drawn upon by the counterparty thereto, (iv) all indebtedness secured by a purchase money mortgage or other liens to secure all or part of the purchase price of property subject to such mortgage or lien, and (v) any guarantee (whether or not secured by liens) of any of the foregoing.

7.	Use of Proceeds. The Loan Amount shall be used by the Company for general corporate purposes in accordance with the Company’s budget, including the Company’s legal and other expenses relating to the transactions contemplated by this Agreement.

8.	Tax Consequences. Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with the repayment or conversion of the Loan Amount under this Agreement, shall be borne by the Lenders. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any repayment or conversion, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority at the rate determined by said law or regulation, unless such Lender has presented the Company with a valid tax withholding exemption certificate issued by the applicable tax authority. In the event that no such withholding tax certificate was delivered by a Lender to the Company, such Lender shall pay the Company the withholding amount, in cash, prior to and as a condition precedent to the conversion of the Loan Amount and under this Agreement. Each Lender shall be exclusively responsible for complying with any reporting obligations, as may be applicable as a result of this Agreement.

9.	Miscellaneous.

9.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.

9.2.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction located in Delaware in respect of any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

9.3.	Assignment. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by either Party, provided that a Lender may transfer its rights hereunder to any permitted transferee of Notes and/or Warrants.

9.4.	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes any prior agreements between the parties with respect to such subject matter. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Majority Lenders, provided that any change which creates increased liabilities on a Lender shall require such Lender’s consent and provided further that any Lender may waive, with respect to itself, the observance of any term hereof (either prospectively or retroactively and either generally or in a particular instance).

9.5.	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed, e-mailed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, to the addresses as set forth above. Any notice sent in accordance with this Section shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile or e-mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

9.6.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

9.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.8.	Counterparts. This Agreement may be executed in one or more counterparts.

9.9.	Waiver of Conflict; Acknowledgment. Each of the Company and the Lenders acknowledges and agrees that it was advised, prior to the date hereof, that the law firm Meitar Liquornik Geva Leshem Tal is representing the Company and certain Lenders in connection with this Agreement and the transactions contemplated hereby, that the Company and such Lenders have previously provided their consent to the foregoing in accordance with the applicable rules and that no other Lender shall have any right, claim or demand against any party, such law firm or any of its employees, partners or representatives with respect to the foregoing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have signed this Convertible Loan Agreement as of the date first written above.

THE COMPANY:

Save Foods, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have signed this Convertible Loan Agreement as of the date first written above.

THE LENDERS:

By:
Name:
Amount:

Schedule A

Name	Itinial Loan Amount
US$

Total	US$